Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS
FOURTH QUARTER AND YEAR-END 2009 RESULTS

Declares Fourth Quarter Dividend of $0.50 Per Share and
Establishes a 2010 Quarterly Dividend Target

Mobile, Alabama, January 29, 2010 – International Shipholding Corporation (NYSE: ISH) today announced the financial results for the fourth quarter and year ended December 31, 2009.

Report Highlights

•	Generated net income of $10.777 million for the three months ended December 31, 2009
•	Declares sixth consecutive quarterly dividend of $0.50 per share payable on March 1, 2010 to shareholders of record as of February 17, 2010

Net Income
International Shipholding Corporation today reported results for the three months and year ended December 31, 2009.  The Company reported net income of $10.777 million for the three months ended December 31, 2009, after a one time loss of $2.1 million on the sale of an obsolete foreign flag container vessel, compared to $4.909 million for the three months ended December 31, 2008.  For the full year 2009, net income was $42.221 million, compared to $39.049 million for the 2008 year. Results for the 2008 year included net income from discontinued LASH Liner service of $4.827 million and a $15.900 million gain from the sale of a vessel.

Mr. Niels M. Johnsen, chairman and chief executive officer, stated: “The Company continues to deliver strong operating results.   Our fleet’s diversified portfolio of medium to long-term contracts produced the 2009 year results despite the global economic slowdown.”

“In addition, we grew our fleet with an agreement to purchase three new handysize double-hull drybulk carriers scheduled for deliveries between the fourth quarter of 2010 and the first quarter of 2011 and a participation in a joint venture that has contracted to build eight new mini bulkers. These two transactions have positioned us for growth by further diversifying our portfolio and increasing our long-term earnings potential. As we enter 2010, we will continue to seek accretive opportunities that align with our long-term growth strategy.”

Operating Income
Operating Income for the three months ended December 31, 2009 was $7.7 million, including a loss of $2.1 million on the sale of an obsolete foreign flag container vessel used in its Time Charter segment.  For the comparable period in 2008, Operating Income was $5.4 million.

The Company’s Time Charter segment posted higher results for the fourth quarter of 2009 from the continued carriage of supplemental cargoes on its U.S. flag Pure Car Truck Carrier fleet.

The results for the Contract of Affreightment segment were lower compared to the prior-year period, primarily as a result of a scheduled reduction in the contracted freight rates.  The lower rates will be in place through the end of the contract.

In the Company’s Rail Ferry segment, fourth-quarter 2009 results declined from the comparable quarter in 2008.  Northbound cargo volumes continue to be impacted by the drop in demand for imported consumer commodities in the United States.

Administrative and General Expense
Administrative and general expenses were slightly higher in the fourth quarter of 2009 compared to the fourth quarter of 2008.  The 2009 amount includes a $750,000 accrued contingent liability associated with incentives received in 2007 from various Alabama agencies to relocate our corporate headquarters.

Interest Income and Expense
Interest Expense for the three months ended December 31, 2009 increased from the same period in 2008, reflecting the financing associated with the acquisition of two vessels, which were subsequently sold and financed to a third party to support our service in Indonesia. Income from this financing is reflected as “Other Income from Vessel Financing”.

The gain of $980,000 on the Sale of Investment reflects the book gain from the liquidation of our stock investment portfolio.

Federal Income Tax Benefit
The Company’s total income tax benefit for the fourth quarter of 2009 was $1.1 million compared to a benefit of $29,000 for the 2008 comparable period.  The higher benefit was primarily attributable to the lower results of the Company’s  U. S. flag Coal Carrier and Rail Ferry segments, which are subject to the higher corporate statutory rate.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.50 dividend, payable on March 1, 2010, for each share of common stock owned on the record date of February 17, 2010.  The Board of Directors has established a quarterly dividend target of $0.375 per share, per quarter, for the 2010 fiscal year. The declaration of dividends and their amount, if any, will continue to be determined by the Board of Directors based on the Company’s operating results, growth objectives and cash requirements.

Mr. Johnsen noted: “During a challenging year for the shipping industry, we continued to take advantage of the Company’s significant contract coverage to distribute cash to shareholders. Since reinitiating a dividend policy, the Company has declared six consecutive dividends for a cumulative amount of $3.00 per share.  We see interesting opportunities for continued expansion in the current environment. Therefore, we have decided to set a new dividend target for 2010. This decision enables the Company to continue to distribute dividends to shareholders while strengthening our financial flexibility to take advantage of strategic growth opportunities for continued expansion.”

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group

Lev Janashvili
(212) 227-7098
ljanashvili@igbir.com

David Burke
(646) 673-9701
dburke@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$89,795	$72,698	$379,951	$281,901

Operating Expenses:
Voyage Expenses	69,053	56,083	295,678	220,240
Vessel and Barge Depreciation	4,773	5,126	20,254	19,968
Impairment Loss	-	-	2,899	-

Gross Voyage Profit	15,969	11,489	61,120	41,693

Administrative and General Expenses	6,219	6,071	22,641	21,414
Loss (Gain) on Sale of Other Assets	2,080	-	2,209	-

Operating Income	7,670	5,418	36,270	20,279

Interest and Other:
Interest Expense	1,745	1,498	6,110	6,886
(Gain) Loss on Sale of Investment	(980)	-	(980)	148
Loss on Redemption of Preferred Stock	-	-	-	1,371
Other Income from Vessel Financing	(655)	-	(655)	-
Investment Loss (Income)	(115)	87	72	(525)
	(5)	1,585	4,547	7,880
Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	7,675	3,833	31,723	12,399

(Benefit) Provision for Income Taxes:
Current	64	400	260	-
Deferred	(1,174)	(424)	(3,845)	(910)
State	(8)	(5)	46	33
	(1,118)	(29)	(3,539)	(877)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	1,984	927	6,959	20,946

Income from Continuing Operations	10,777	4,789	42,221	34,222

Gain from Discontinued Operations
Gain/(Loss) before benefits for income taxes	-	120	-	220
Gain (Loss) on Sale of Liner Assets	-	-	-	4,607
Provision for Income Taxes	-	-	-	-
Net Income from Discontinued Operations	-	120	-	4,827

Net Income	$10,777	$4,909	$42,221	$39,049

Preferred Stock Dividends	-	-	-	88

Net Income Available to Common Stockholders	$10,777	$4,909	$42,221	$38,961

Basic and Diluted Earnings Per Common Share:

Net Income Available to Common Stockholders
Continuing Operations	$1.49	$0.67	$5.84	$4.67
Discontinued Operations	-	0.02	-	0.66
	$1.49	$0.69	$5.84	$5.33

Net Income Available to Common Stockholders -Diluted
Continuing Operations	$1.47	$0.66	$5.80	$4.56
Discontinued Operations	-	0.02	-	0.64
	$1.47	$0.68	$5.80	$5.20

Weighted Average Shares of Common Stock Outstanding:
Basic	7,228,570	7,183,570	7,224,748	7,314,216
Diluted	7,323,461	7,221,035	7,282,119	7,501,555